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EXHIBIT 4.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST STERLING BANKS, INC.,

WILLIAMSON/MUSSELWHITE ACQUISITION CORP.,

WILLIAMSON INSURANCE AGENCY, INC.,

WILLIAMSON & MUSSELWHITE INSURANCE AGENCY, INC.,

H. BREWSTER WILLIAMSON, III,

AND

BILLY D. MUSSELWHITE

Dated as of SEPTEMBER 26, 2000

THIS AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 26, 2000, by and among FIRST STERLING BANKS, INC. ("FSLB"), a Georgia corporation; WILLIAMSON/MUSSELWHITE ACQUISITION CORP. ("Sub"), a Georgia corporation; WILLIAMSON INSURANCE AGENCY, INC. ("Williamson"), a Georgia corporation; WILLIAMSON & MUSSELWHITE INSURANCE AGENCY, INC. ("W&M"), a Georgia corporation, (Williamson and W&M are each a "Target" and collectively the "Targets"); H. Brewster Williamson, III; and Billy D. Musselwhite (each a "Shareholder" and collectively the "Shareholders").

Preamble

    The Shareholders and the respective Boards of Directors of Williamson, W&M, Sub and FSLB are of the opinion that the transactions described herein are in the best interests of such party to this Agreement and, with respect to each corporate party, its shareholders. This Agreement provides for the acquisition of Williamson and W&M by FSLB pursuant to the merger of Sub and W&M with and into Williamson. At the effective time of such merger, the outstanding shares of the capital stock of Williamson and W&M shall be converted into the right to receive shares of the common stock of FSLB and the outstanding shares of the capital stock of Sub shall be converted into shares of the common stock of Williamson. As a result, the shareholders of Williamson and W&M shall become shareholders of FSLB, and the Surviving Corporation shall continue to conduct the business and operations of Williamson and W&M as a wholly-owned subsidiary of FSLB. The Shareholders are the record and beneficial owners of all of the issued and outstanding shares of Common Stock of Williamson and W&M (the "Shares").

    Certain terms used in this Agreement are defined in Section 15.1 of this Agreement.

    NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

    1.1  Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Sub and W&M shall be merged with and into Williamson in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Sections 14-2-1106 of the GBCC (the "Merger"). Williamson shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned subsidiary of FSLB (as provided below) and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Shareholders and the respective Boards of Directors of Williamson, W&M, Sub and FSLB.

    1.2  Time and Place of Closing.  The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Miller & Martin LLP, 1275 Peachtree Street, NE, Suite 700, Atlanta, Georgia on the third (3rd) business day after satisfaction of the conditions set forth in the Articles 9 and 10 below (the "Closing Date").

    1.3  Closing Obligations.  At the Closing:

      (a) FSLB shall deliver: (1) to each Shareholder one or more certificates for that number of shares of FSLB Common Stock set forth next to the name of each Shareholder on Schedule I attached hereto. Each such certificate will be registered in the name of such Shareholder (or such other person as such Shareholder may designate to FSLB in writing not less than two (2) business days prior to the Closing), free and clear of any Liens; (2) to Targets and the Shareholders, a certificate executed by FSLB representing and warranting that each of FSLB's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and continue to be accurate in all respects as of the Closing Date; and (3) to Williamson certificates representing all of the shares of Common Stock of Sub duly registered in the name of Williamson, free and clear of any Liens.

      (b) Shareholders shall deliver to FSLB: (1) (as provided in Section 4.1 below) certificates representing all of the Shares duly registered in the name of FSLB (or such other Person as FSLB may designate to the Shareholders not less than two (2) business days prior to the Closing), free and clear of any Liens; and (2) one or more certificates executed by the Shareholders representing and warranting that each of Shareholders' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and continue to be accurate as of the Closing Date (except as may be specified in any supplement to the Target Disclosure Memorandum).

      (c) Each Target shall deliver to FSLB one or more certificates executed by such Target representing and warranting each of Target's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and continue to be accurate as of the Closing Date (except as may be specified in any supplement to the Target Disclosure Memorandum). In addition, Williamson shall deliver to FSLB one or more certificates for the identical number of shares of Williamson Common Stock as the number of shares of Sub Common Stock delivered by FSLB as described in Section 1.3(a) above.

    1.4  Effective.  The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificates of Merger of Sub and Williamson and W&M reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time").

ARTICLE 2
TERMS OF MERGER

    2.1  Charter.  Except as provided below, the Articles of Incorporation of Williamson in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

    2.2  Bylaws.  Except as provided below, the Bylaws of Williamson in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

    2.3  Directors and Officers.  The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation, from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation provided, however, the Board of Directors shall be expanded by two (2) members, and the Shareholders shall be appointed directors. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation provided, however, H. Brewster Williamson, III shall be appointed Chief Executive Officer of Sub and Billy D. Musselwhite shall be appointed President of Sub pursuant to the terms of the Employment Agreements between Sub and each of them of even date herewith.

    2.4  Corporate Name.  Upon completion of the Merger, the Surviving Corporation shall change its corporate name to reflect the Surviving Corporation's continuation of the Target's current businesses and FSLB's new ownership thereof. To the extent necessary, Targets and the Shareholders consent to the incorporation of some or all of the Target's names into the new Surviving Corporation name in perpetuity.

ARTICLE 3
MANNER OF CONVERTING SHARES

    3.1  Conversion of Shares.  Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FSLB, Williamson, W&M or the shareholders of FSLB, Williamson or W&M, the shares of the constituent corporations shall be converted as follows:

      (a) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of Williamson Common Stock.

      (b) All of the shares of Williamson Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for that number of shares of FSLB Common Stock as contemplated in Section 1.3(b) of this Agreement.

      (c) All of the shares of W&M Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for that number of shares of FSLB Common Stock as contemplated in Section 1.3(b) of this Agreement.

    3.2  Closing Balance Sheet.

      (a) As promptly as practicable, but not later than thirty days after the Closing Date, the Surviving Corporation will cause to be prepared and delivered to the Shareholders combined balance sheets for Targets as of the Closing Date (collectively the "Closing Balance Sheet"), and a certificate based on such Closing Balance Sheet setting forth the Surviving Corporation's calculation of the combined Tangible Net Worth (as defined below) and Net Cash Balance (as defined below) of Targets. The Closing Balance Sheet shall fairly present the consolidated financial position of Williamson and W&M at the close of business on the Closing Date, prepared on a modified cash basis in accordance with general industry standards, applied on a basis consistent with those used in the preparation of the Target Financial Statements except that Williamson's and W&M's net fixed assets shall be increased to adjust such assets to the agreed upon fair market value (which adjustment was $106,176 in the aggregate as of the date of this Agreement and it will change only in the event any fixed asset is sold, exchanged or otherwise disposed of by Targets prior to the Closing Date by using the adjusted net cash value of such asset as a reduction) (the "Fixed Asset Adjustment"). "Tangible Net Worth" means the Target's combined Total Assets plus the Fixed Asset Adjustment less all goodwill and other intangible assets, as reflected on the Closing Balance Sheet, minus the Target's combined Total Liabilities, as reflected on the Closing Balance Sheet. "Net Cash Balance" means the sum of Targets' Net Cash Balance (including funds deposited with financial institutions) plus all accounts receivable, as shown in the Closing Balance Sheet, less all accounts payable, as shown on the Closing Balance Sheet.

      (b) The Closing Balance Sheet and the calculation of Tangible Net Worth and Net Cash Balance delivered pursuant to Section 3.2(a) shall be deemed final upon the earliest of (i) the date on which FSLB and the Shareholder(s) jointly agree that such documents are final, (ii) the tenth (10th) day after delivery of such documents pursuant to Section 3.2(a), if the Shareholder(s) have not delivered a notice to FSLB expressing disagreement with such calculations and setting forth their calculation of such amount(s), and (iii) the date on which all disputes relating to such statements and calculations between the parties are resolved in accordance with Section 3.2(c). If the Shareholder(s) deliver a notice of disagreement pursuant to this Section 3.2(b), such notice shall specify those items or amounts as to which they disagree, and they shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Tangible Net Worth and Net Cash Balance delivered pursuant to Section 3.2(a)

  (except to the extent resolution of the items or amounts to which the Shareholder(s) or FSLB express disagreement requires conforming changes to other items and amounts contained in the Closing Balance Sheet or the calculation of the Tangible Net Worth and Net Cash Balance).

      (c) If the Shareholder(s) shall deliver a notice of disagreement pursuant to Section 3.2(b), the Shareholder(s) and FSLB shall, during the thirty days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts (the "Disputed Amounts"). If at the conclusion of such period the Shareholder(s) and FSLB are unable to reach such agreement, they shall promptly thereafter submit such matter to an independent accounting firm agreed upon by the parties for determination. In making such determination, such independent accountant shall act as an expert and not an arbitrator and shall consider only the Disputed Amounts, solely in accordance with the terms of this Agreement. Such independent accountant shall deliver to the Shareholder(s) and FSLB, as promptly as practicable, a report setting forth such determination. Such report shall be final and binding upon the Shareholders and FSLB. The cost of such review and report shall be borne by the nonprevailing party as determined by such independent accountant.

      (d) The Shareholders and FSLB agree that they will, and will cause their respective independent accountants, the Surviving Corporation, Williamson and W&M to cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Tangible Net Worth and Net Cash Balance (including the identification and resolution of any possible Disputed Amounts) and in the conduct of the reviews referred to in this Section 3.2, including, without limitation, making available, to the extent necessary, relevant books, records, working papers, analyses and schedules, and permitting representatives of the parties to consult with the respective employees, auditors, actuaries, attorneys and agents of Targets and the Surviving Corporation.

    3.3  Adjustment of Purchase Price.

      (a) If Tangible Net Worth is less than $200,000 or the Net Cash Balance is below $200,000, the Shareholders shall pay to FSLB, as an adjustment, the amount of the difference between the stated amount and the specified threshold by surrender of the equivalent amount of shares of FSLB Common Stock based upon the Conversion Price (provided, however, no difference in Net Cash Balance and Tangible Net Worth will be double-counted).

      (b) If Tangible Net Worth is more than $200,000 and the Net Cash Balance is at least $200,000, the Shareholders shall receive from FSLB, as an adjustment, the amount of the difference between the stated amount of Tangible Net Worth and the specified threshold, up to a maximum difference of $375,000, by receipt of the equivalent amount of shares of FSLB Common Stock based upon the Conversion Price.

      (c) Any payment pursuant to Section 3.3(a) or Section 3.3(b) shall be made within ten days after the final determination of Tangible Net Worth and Net Cash Balance apportioned between the Shareholders as they should agree in writing.

    3.4  Waiver of Dissenters' Rights.  By execution and delivery of this Agreement, the Shareholders shall have waived all dissenters' rights and the notice of such rights pursuant to Section 1302 and 1320 of the GBCC.

    3.5  Fractional.  Notwithstanding any other provision of this Agreement, each Shareholder who would otherwise have been entitled to receive a fraction of a share of FSLB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FSLB Common Stock multiplied by the Conversion Price. No such holder will be entitled to dividends, voting rights, or any other rights as a Shareholder in respect of any fractional shares.

ARTICLE 4
EXCHANGE OF SHARES

    4.1  Exchange Procedures.  As provided in Section 1.3 above, at the Closing, Targets shall deliver to FSLB certificates representing all the Shares duly registered in the name of FSLB (or such other Person as FSLB may designate to the Shareholders not less than two business days prior to the Closing), free and clear of any liens. If any certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as FSLB may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, FSLB shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed certificate shall have been converted. Promptly upon of the foregoing, the Shareholders shall receive from FSLB in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of Target Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates, cash in lieu of any fractional share of FSLB Common Stock to which such holder may be otherwise entitled (without interest). FSLB shall not be obligated to deliver the consideration to which any former holder of Target Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1.

    4.2  Rights of Former Target Shareholders.  At the Effective Time, the stock transfer books of Williamson and W&M shall be closed as to holders of Target Common Stock immediately prior to the Effective Time and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized. Until surrendered or exchanged in accordance with the provisions of Section 4.1, each certificate theretofore representing shares of Target Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Target in respect of such shares of Target Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. However, upon surrender of such Certificate, both the FSLB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.

    4.3  Legending of Securities.  Each certificate for FSLB Common Stock to be issued to the Shareholders hereunder shall bear the following legend:

      "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available."

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF TARGETS AND THE SHAREHOLDERS

    Unless otherwise indicated, the Shareholders and Targets, jointly and severally, hereby represent and warrant to FSLB as follows:

    5.1  Organization, Standing, and Power.  Each Target is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material

Assets. Each Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to do so is not likely to have, individually or in the aggregate, a Target Material Adverse Effect. The minute book and other organizational documents for Target have been made available to FSLB for its review and, except as disclosed in Section 5.1 of the Target Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and Shareholders thereof.

    5.2  Authority of Target; No Breach By Agreement.

      (a) Each Target has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each Target, including the approval of this Agreement by the holders of all of the outstanding shares of Target Common Stock, which is the only Shareholder vote or consent required for approval of this Agreement and consummation of the Merger by such Target. This Agreement and each of the Transaction Documents represents a legal, valid, and binding obligation of each Target, enforceable against such Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement or the Transaction Documents by each Target, nor the consummation by such Target of the transactions contemplated hereby or thereby, nor compliance by such Target with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of such Target's Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the Shareholders of such Target, or (ii) except as disclosed in Section 5.2 of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset used in, or necessary for, the operation of the business of such Target under, any Contract or Permit of such Target, or (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to such Target or any of its respective material Assets except where such Default is not reasonably likely to have a Target Material Adverse Effect.

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by each Target of the Merger and the other transactions contemplated in this Agreement.

    5.3  Authority of Shareholders; No Breach By Agreement.  Each Shareholder, in his or her individual capacity as to himself and the actions taken by him, represents and warrants that: (a) such Shareholder has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents and to perform his obligations under this Agreement and the Transaction Documents; and (b) this Agreement and each of the Transaction Documents represents a legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

    5.4  Capital Stock.

      (a) The authorized capital stock of Williamson consists of one thousand (1,000) shares of common stock, of which thirty-six (36) shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Williamson are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Williamson has been issued in violation of any preemptive rights of the current or past Shareholders of Williamson.

      (b) The authorized capital stock of W&M consists of ten thousand (10,000) shares of common stock, of which five thousand (5,000) shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of W&M are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of W&M has been issued in violation of any preemptive rights of the current or past Shareholders of W&M.

      (c) Except as set forth in Section 5.4(a) or 5.4(b) above, or as disclosed in Section 5.4(c) of the Target Disclosure Memorandum, there are no shares of capital stock or other equity securities of either Target outstanding and no outstanding Equity Rights relating to the capital stock of either Target. Each of the Shareholders is the owner of all right, title and interest (legal and beneficial) in and to that number or amount of Shares set forth next to his or her name in Section 5.4(a) or Section 5.4(b) of the Target Disclosure Memorandum, free and clear of all Liens. Collectively, the Shareholders own all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of each Target's capital stock. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract for the purchase from the Shareholders of any of the Shares, or any Contract or Equity Right for the purchase, subscription or issuance of any securities of either Target.

    5.5  Target Subsidiaries.  Neither Target has any Subsidiaries.

    5.6  Financial Statements.

      (a) The Target Financial Statements were prepared on a modified cash basis in accordance with general industry standards on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of each Target as of or at the respective dates and the results of operations for the periods indicated.

      (b) Section 5.6(b) of the Target Disclosure Memorandum contains a complete and accurate list of all accounts receivable as of August 31, 2000, which list set forth the aging of such accounts receivable; Section 5.6(b) of the Target Disclosure Memorandum shall be supplemented with such a list of accounts receivable as of the Closing Date. There is no contest, claim, or right of set-off, other than credits in the ordinary course of business, under any contract with any obligor of an accounts receivable relating to the amount of validity of such accounts receivable.

      (c) All accounts payable of the Targets (including those reflected on the Target Financial Statements) resulted from (or will have resulted from) bona fide transactions in the ordinary course of business. Except for accounts payable being disputed in good faith in the ordinary course of business (as set forth in Section 5.6(d) of the Target Disclosure Memorandum), neither Target is in default or late in the payment of any accounts payable.

    5.7  Absence of Undisclosed Liabilities.  Neither Target has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, except Liabilities which are accrued or reserved against in the balance sheets of such Target included in the Target Financial Statements, or which have arisen in the ordinary course of business since the latest date covered by the Target Financial Statements.

    5.8  Absence of Certain Changes or Events.  Since July 31, 2000, except as disclosed in the Target Financial Statements or as disclosed in Section 5.8 of the Target Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

    5.9  Tax Matters.

      (a) There is no audit examination, deficiency, or refund Litigation with respect to any Taxes except as reserved against in the Target Financial Statements or disclosed in Section 5.9 of the Target Disclosure Memorandum. There are no material Liens with respect to Taxes upon any of the Assets of either Target.

      (b) Neither Target has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

      (c) The provision for any Taxes due or to become due for Williamson for the period or periods through and including the date of the Williamson Financial Statements that has been made and is reflected on Williamson Financial Statements is adequate.

      (d) Deferred Taxes for Williamson have been provided for.

      (e) Neither Target is a party to any Tax allocation or sharing agreement and neither Target has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for Taxes of any Person (other than Target) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

      (f)  Each Target is in substantial compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) reasonably necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with reasonable specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

      (g) Neither Target has made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

      (h) Each Target has not or has not had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country. Target has no owner or interest holder that is a foreign person for purposes of Internal Revenue Code Sections 1445 and 897.

      (i)  W&M has been a validly elected S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code at all times since its inception.

    5.10  Assets.

      (a) Except as disclosed in Section 5.10 of the Target Disclosure Memorandum or as disclosed or reserved against in the Target Financial Statements, each Target has good and marketable title,

  free and clear of all Liens, to all of its Assets (excluding Assets subject to license or lease as provided in Section 5.10(b) below), except for any such Liens or other defects of title which are not reasonably likely to have a Target Material Adverse Effect. To the Knowledge of Targets and the Shareholders, all tangible properties used in the businesses of such Target are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such Target's past practices.

      (b) All Assets which are material to each Target's business held under license, sublicenses, leases or subleases by such Target, are held under valid Contracts enforceable against Target in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and, to the Knowledge of Targets and the Shareholders, each such Contract is in full force and effect. Except as disclosed in Section 5.10 of the Target Disclosure Memorandum, no such Contract requires the consent of a third party to consummate the transactions contemplated by this Agreement.

      (c) Except as disclosed in Section 5.10 of the Target Disclosure Memorandum, the Assets of each Target include all Assets required to operate the business of such Target as presently conducted.

    5.11  Intellectual Property.  Each Target owns or has a license to use all of the Intellectual Property material to the conduct of such Target's business operations. To the Knowledge of Targets and the Shareholders, neither Target is in Default under any of its Intellectual Property licenses. No proceedings have been instituted or are pending or, to the Knowledge of either Target or the Shareholders, are threatened, which challenge the rights of either Target with respect to Intellectual Property used by Target in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Targets and the Shareholders, the conduct of the business of each Target does not infringe any Intellectual Property of any other person. Neither Target nor any Shareholder is aware of any third party infringement of any of the Intellectual Property used in the course of either Target's business. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, neither Target is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, every officer, director, or employee of Target is a party to a Contract which confirms the Target's ownership of all Expirations and requires such officer, director or employee to keep confidential any trade secrets, proprietary data, customer information, or other business information of Target. Except as disclosed in Section 5.11 of the Target Disclosure Memorandum, to the Knowledge of Target, no officer, director or employee of Target has violated any Contract which restricts or prohibits such officer, director or employee from engaging in their present duties with Target.

    5.12  Environmental Matters.

      (a) To the Knowledge of each Target and the Shareholders, each Target, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

      (b) To the Knowledge of each Target and the Shareholders, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which such Target or any of its Operating Properties or Participation Facilities (or each Target in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by such Target or any of its Operating Properties or Participation Facilities.

      (c) To the Knowledge of each Target and the Shareholders, during the period of (i) each Target's ownership or operation of any of its current properties, (ii) each Target's participation in the management of any Participation Facility, or (iii) each Target's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. To the Knowledge of each Target and the Shareholders, prior to the period of (i) each Target's ownership or operation of any of its current properties, (ii) each Target's participation in the management of any Participation Facility, or (iii) each Target's holding of a security interest in an Operating Property to the Knowledge of such Target and the Shareholders there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property.

    5.13  Compliance with Laws.

      (a) Section 5.13(a) of the Target Disclosure Memorandum contains a complete and accurate list of each material Permit that is held by each Target or by any employee of such Target or that otherwise relates to the business of, or to any of the assets owned or used by such Target. Each Permit listed in Section 5.13(a) of the Target Disclosure Memorandum is valid and in full force and effect against Target, except where such invalidity or effect is not reasonably likely to have a Target Material Adverse Effect. Except as set forth in Section 5.13(a) of the Target Disclosure Memorandum:

         (i) each Target and its employees are, and at all times since January 1, 1996 have been, in full compliance with all of the terms and requirements of each Permit identified in Section 5.13(a) in the Target Disclosure Memorandum, except where any noncompliance is not reasonably likely to have a Target Material Adverse Effect;

        (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed in Section 5.13(a) of the Target Disclosure Memorandum, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit listed in Section 5.13(a) of the Target Disclosure Memorandum;

        (iii) other than as set forth in Section 5.13(a) of the Target Disclosure Memorandum, no Target and, to the Knowledge of each Target and the Shareholders, no employee of any Target, has received, at any time since January 1, 1996, any notice or other communication (whether oral or written) from any governmental body or any other person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, which such violation or failure to comply would have a Target Material Adverse Effect, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit which would have a Target Material Adverse Effect; and

        (iv) all applications required to have been filed for the renewal of the Permits listed in Section 5.13 of the Target Disclosure Memorandum have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate governmental bodies.

      (b) Each Target has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Except as disclosed in Section 5.13(b) of the Target Disclosure Memorandum, neither Target:

         (i) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

        (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; or

        (iii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that such Target is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces where such noncompliance is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or (B) requiring such Target to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board of directors resolution or similar undertaking, which restricts materially the conduct of its business. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to FSLB.

    5.14  Labor Relations.  Neither Target is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is either Target party to any collective bargaining agreement, nor is there any strike or other labor dispute involving such Target, pending or, to the Knowledge of either Target and the Shareholders, threatened, or to the Knowledge of either Target and the Shareholders is there any activity involving such Target's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

    5.15  Employee Benefit Plans.

      (a) Each Target has disclosed in Section 5.15 of the Target Disclosure Memorandum, and has delivered or made available to FSLB prior to the execution of this Agreement, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by such Target or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Target Benefit Plans"). Any of the Target Benefit Plans which are an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, are referred to herein as a "Target ERISA Plan." No Target ERISA Plan is a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Target Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

      (b) All Target Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Any Target ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and neither Target is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither Target has engaged in a transaction with respect to a Target Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Target to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

      (c) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by either Target with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate which Liability is reasonably likely to have a Target Material Adverse Effect. Target has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) which Liability is reasonably likely to have a Target Material Adverse Effect.

      (d) Except as disclosed in Section 5.15 of the Target Disclosure Memorandum, neither Target has Liability for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder.

      (e) Except as disclosed in Section 5.15 of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of either Target from such Target under Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under Target Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

      (f)  Except as disclosed in Section 5.15 of the Target Disclosure Memorandum, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of each Target and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Target Financial Statements.

    5.16  Material Contracts.

      (a) Each Target has disclosed in Section 5.16(a) of the Target Disclosure Memorandum each Agency Agreement, Brokerage Agreement or other Contract which establishes the relationship and/or compensation between such Target and those Persons for whom such Target sells products or services.

      (b) Except as otherwise disclosed in Section 5.16(a) of the Target Disclosure Memorandum, Section 5.16(b) of the Target Disclosure Memorandum identifies (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000, (ii) any Contract relating to the borrowing of money by either Target or the guarantee by such Target of any such obligation, (iii) any Contract which prohibits or restricts either Target from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), and (v) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $10,000) (together with all

  Contracts referred to in Sections 5.10(b) and 5.11, the Contracts identified in Section 5.16(a) and 5.16(b) of the Target Distribution Memorandum are the "Target Contracts").

      (c) The Target Contracts constitute all of the material Contracts necessary for, or used in connection with, the operation of the business of the Target as presently conducted. With respect to each Target Contract and except as disclosed in Section 5.16(c) of the Target Disclosure Memorandum to the Knowledge of Target: (i) the Contract is in full force and effect; (ii) such Target is not in Default thereunder; (iii) such Target has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of such Target and the Shareholders, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of either Target for money borrowed is prepayable at any time by such Target without penalty or premium.

    5.17  Legal Proceedings.  There is no Litigation instituted or pending, or, to the Knowledge of either Target and the Shareholders, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against either Target, or against any director, employee or employee benefit plan of such Target, or against any Asset, interest, or right of any of them, that is reasonably to have, individually or in the aggregate, a Target Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against either Target that are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Section 5.17 of the Target Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which either Target is a party and which names either Target as a defendant or cross-defendant or for which Target has any potential Liability.

    5.18  Insurance.

      (a) Section 5.18(a) of the Target Disclosure Memorandum describes:

         (i) all policies of insurance to which either Target is a party and under which such Target, or any director, officer or employee of such Target, is or has been covered at any time within the three (3) years preceding the date of this Agreement; and

        (ii) all pending applications by Target for policies of insurance.

      (b) Section 5.18(b) of the Target Disclosure Memorandum describes:

         (i) any self-insurance arrangement by or affecting any Target including any reserves established thereunder;

        (ii) any contract or agreement, other than a policy of insurance, for the transfer or sharing of any risk by any Target; and

        (iii) all obligations of any Target to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

      (c) Section 5.18(c) of the Target Distribution Memorandum sets forth, by year, for the current policy year and each of the three preceding policy years:

         (i) a summary of the loss experience under each policy; and

        (ii) a statement describing the loss experience for all claims that were self-insured (other than deductibles under insurance policies), including the number and aggregate cost of such claims.

      (d) Except as set forth in Section 5.18(d) of the Target Disclosure Memorandum:

         (i) All policies to which any Target is a party and that provide coverage to any Target, or any director, officer or employee of Target:

          (A) are valid and outstanding;

          (B) are issued by an insurer that has an A.M. Best rating of A- or better;

          (C) provide reasonably adequate insurance coverage for all assets and the operations of the Targets for all risks normally insured against by a Person carrying on the same business or businesses as the Targets;

          (D) are sufficient for compliance with all legal requirements and Contracts to which any Target is a party or by which any of them is bound;

          (E) will continue in full force and effect following the consummation of the contemplated transaction; and

          (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Target.

        (ii) Since January 1, 1996, no Target has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

        (iii) The Targets have paid all premiums currently due, and have otherwise performed all of their respective obligations, under each policy to which any Target is a party and that provides coverage to any Target or director thereof, and all information provided in the insurance applications or to the insurance carriers is accurate and true.

    5.19  Employees.

      (a) Section 5.19(a) of the Target Disclosure Memorandum contains a complete and accurate list of the following information for each employee or director of the Targets, including each employee on leave of absence or layoff status: employer; name; job title; current annual compensation; date of hire (with indication of any break in service); any increases required by any agreement and understanding with each of the foregoing; and a description of any informal understanding concerning employees' rights to continue to receive compensation during any period during which such employees are not performing any services for any Target.

      (b) Other than the current service by H. Brewster Williamson, III as a director of Walton Bank & Trust Co. and his contemplated service as a director of Main Street Bank, no employee or director of any Target is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Surviving Corporation, or (ii) the ability of the Surviving Corporation to conduct its business, including any Proprietary Rights Agreement with Targets by any such employee or director.

    5.20  Relationships With Related Persons.  Except as described in Section 5.20 of the Target Disclosure Memorandum, no Shareholder or member of his immediate family has any interest in any property (whether real, personal or mixed, and whether tangible or intangible), used in or pertaining to the Target's businesses. No Shareholder or member of his immediate family owns an equity interest or any other financial interest or profit interest in, a Person that has (a) had business dealings or a material financial in any transaction with any Target, or (b) engaged in competition with any Target with respect to any line of the products or services of such Target (a "Competing Business") in any market presently served by such Target except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

    5.21  Reports.  Since its date of organization, each Target has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except for failures to file which are not reasonably likely to have, individually or in the aggregate a Target Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    5.22  Statements True and Correct.  No statement, certificate, instrument, or other writing furnished or to be furnished by each Target to FSLB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    5.23  Tax.  Neither Target nor any Shareholder has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

    5.24  Privacy; Web Site.  To its Knowledge, Target has complied with the terms of the privacy policy stated on the Web site used in the operation of the business of the Target at all times during which Target has operated its businesses. To the Knowledge of Target, no personally identifiable data with respect to any user of the Target Web sites have been provided to third parties without the consent of such user.

    5.25  Agency Agreements.  All existing insurance policies sold by or through each Target were written pursuant to written Agency Agreements or Brokerage Agreements which were in full force and effect against Target at the inception of such policies. All policies and contracts of insurance which give rise to the Expirations were sold pursuant to written Agency Agreements or Brokerage Agreements which authorize such Target to write such business.

    5.26  Investment Intention.

      (a) Shareholders hereby acknowledge that the shares of FSLB Common Stock delivered hereunder will not be registered under the Securities Act, or any state securities act and the resale of such shares will therefore be subject to certain restrictions. Shareholders further acknowledge that FSLB's reliance upon exemptions under the Securities Act and under any state's blue sky laws is based upon Shareholders' representations, warranties and agreements contained in this Agreement.

      (b) Each Shareholder is acquiring the FSLB Common Stock for his own account, with the intention of holding the FSLB Common Stock, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the FSLB Common Stock, except as permitted under the federal and state securities laws; and no Shareholder shall make any sale, transfer or other disposition of the FSLB Common Stock without registration under the Securities Act and any applicable state securities laws or unless exemptions from registration are available under those acts.

      (c) Shareholders are familiar with the business in which FSLB will be engaged, and based upon their knowledge and experience in financial and business matters, Shareholders are familiar with the investments of the sort which they are undertaking herein; Shareholders are fully aware of the problems and risks involved in making an investment of this type and are capable of evaluating the merits and risks of this transaction.

      (d) Shareholders have been represented by counsel and advisers, each of whom has been previously selected by Shareholders, as Shareholders have found necessary to consult concerning this Agreement and the FSLB Common Stock to be issued pursuant to this Agreement. Shareholders and their advisers have been provided with such financial and other information concerning FSLB as Shareholders and their advisers have deemed relevant with respect to Shareholders' investment decisions relating to the FSLB Common Stock issued hereunder, and Shareholders and their advisers have had sufficient and adequate time to review such information prior to making any investment decision regarding the FSLB Common Stock.

      (e) The shares of FSLB Common Stock to be received by Shareholders were not offered to Shareholders by means of publicly disseminated advertisements or sales literature, nor are Shareholders aware of any offers made to any other Persons by such means.

      (f)  H. Brewster Williamson, III is an "accredited investor" as defined under Rule 501 of the Securities Act.

    5.27  Brokers, Etc.  Except as specified in Section 5.27 of the Target Disclosure Memorandum, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF FSLB AND SUB

    FSLB and Sub, jointly and severally, hereby represent and warrant to each Target and the Shareholders as follows:

    6.1  Organization, Standing, and Power.  FSLB and Sub are corporations duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. FSLB and Sub are each duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FSLB Material Adverse Effect.

    6.2  Authority; No Breach By Agreement.

      (a) FSLB and Sub have the corporate power and authority necessary to execute, deliver and perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FSLB and Sub. This Agreement and each of the Transaction Documents represents a legal, valid, and binding obligation of FSLB and Sub, enforceable against FSLB and Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      (b) Neither the execution and delivery of this Agreement or the Transaction Documents by FSLB and Sub, nor the consummation by FSLB or Sub of the transactions contemplated hereby or thereby, nor compliance by FSLB or Sub with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of FSLB's or Sub's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FSLB Entity (including Sub) under, any Contract or Permit of any such FSLB Entity, or (iii) constitute or result in a Default under, or require any Consent pursuant to, any such Law or Order applicable to any FSLB Entity or any of their respective material Assets.

      (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FSLB and Sub of the Merger and the other transactions contemplated in this Agreement.

    6.3  Capital Stock.

      (a) The authorized capital stock of FSLB consists of 50,000,000 shares of FSLB Common Stock, of which approximately 13,789,639 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of FSLB Common Stock are, and all of the shares of FSLB Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of FSLB Common Stock has been, and none of the shares of FSLB Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past Shareholders of FSLB.

      (b) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which approximately 100 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Sub Common Stock are duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares Sub Common Stock has been issued in violation of any preemptive rights of the current or past Shareholders of Sub.

    6.4  SEC Filings; Financial Statements.

      (a) FSLB has timely filed and made available to Target all SEC Documents required to be filed by FSLB with the SEC (the "FSLB SEC Reports"). The FSLB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FSLB SEC Reports or necessary in order to make the statements in such FSLB SEC Reports, in light of the circumstances under which they were made, not misleading.

      (b) Each of the FSLB Financial Statements (including, in each case, any related notes) contained in the FSLB SEC Reports, including any FSLB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of FSLB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

    6.5  Absence of Undisclosed Liabilities.  No FSLB Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a FSLB Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FSLB included in the FSLB Financial Statements or reflected in the notes thereto, or which have arisen in the ordinary course of business since the latest date covered by the FSLB Financial Statements.

    6.6  Absence of Certain Changes or Events.  Since June 30, 2000, except as disclosed in the FSLB Financial Statements, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FSLB Material Adverse Effect.

    6.7  Legal Proceedings.  There is no Litigation instituted or pending, or, to the Knowledge of FSLB or Sub, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against FSLB or Sub, or against any director, employee or employee benefit plan of FSLB or Sub, or against any Asset, interest, or right of any of them, that is reasonably to have, individually or in the aggregate, a FSLB Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against FSLB or Sub that are reasonably likely to have, individually or in the aggregate, a FSLB Material Adverse Effect.

    6.8  Reports.  Since its date of organization, FSLB or Sub have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except for failures to file which are not reasonably likely to have, individually or in the aggregate a FSLB Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    6.9  Brokers, Etc.  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FSLB or Sub.

ARTICLE 7
COVENANTS OF TARGETS PRIOR TO CLOSING DATE

    7.1  Access and Investigation.  Between the date of this Agreement and the Closing Date, Targets will (a) afford FSLB and its representatives and advisors reasonable access to Target's personnel, properties, contracts, books and records, and other documents and data, (b) furnish FSLB and its representatives and advisors with copies of all such contracts, books and records, and other existing documents and data as FSLB may reasonably request, and (c) furnish FSLB and FSLB's representatives and advisors with such additional financial, operating and other data and information as FSLB may reasonably request.

    7.2  Operation of the Businesses of the Targets.  Except as contemplated in the Agreement between the date of this Agreement and the Closing Date, each Target will:

      (a) conduct the business of such Target in the same manner as conducted prior to the date of this Agreement, including but not limited to the payment of bonuses or other compensation to its employees (including Shareholders) and dividends provided such payments do not result in the Target Net Worth and Net Cash falling below the standard set forth in Section 3.3 above;

      (b) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with insurance companies, suppliers, customers, clients, insureds, landlords, creditors, employees, agents and others having business relationships with such Target;

      (c) confer with FSLB concerning the status of the business, operations and finances of such Target.

      (d) covenant that the Closing Balance Sheet does not include any premiums or other amounts payable or to be payable to Targets for insurance policies having an effective date after the Closing Date.

    7.3  Approvals.  As promptly as practicable after the date of this Agreement, Targets will make all filings required to be made by them in order to consummate the transactions contemplated in this Agreement. Between the date of this Agreement and the Closing Date, Targets will reasonably cooperate with FSLB with respect to all filings that FSLB elects to make or is required to make in connection with the transactions contemplated in this Agreement.

    7.4  Notification.  Between the date of this Agreement and the Closing Date, each Target will promptly notify FSLB in writing if such Target becomes aware of any fact or condition that causes or constitutes a breach of any of Target's representations and warranties as of the date of this Agreement, or if such Target become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Target will promptly notify FSLB of the occurrence of any breach of any covenant of Targets in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

    7.5  No Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Article 11, the Targets and Shareholders will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider to merit of any unsolicited inquiries or proposals from, any Person (other than FSLB) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of any Target, or any of the capital stock of either Target, or any merger, consolidation, business combination, or similar transaction involving either Target.

    7.6  Best Efforts.  Between the date of this Agreement and the Closing Date, Targets and Shareholders will use their best efforts to cause the conditions in Articles 9 and 10 to be satisfied.

    7.7  Plan Termination.  Targets and Shareholders will take all actions reasonably requested by FSLB, both before and after the Closing Date, to avoid any accrual after the Closing Date of any benefits under any benefit plan or program of Targets, including, without limitation, any liability relating to the termination of any plan unless such liability is reflected in the Target Financial Statements.

    7.8  Corporate Status.  Neither W&M nor the Shareholders will revoke W&M's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code

at any time prior to the Effective Time. Neither W&M nor the Shareholders will take or allow any action (other than the conversion of W&M's stock pursuant to this Agreement) that would result in the termination, prior to the Effective Time, of W&M's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code.

    7.9  Affiliates.  At least thirty days prior to the Closing Date, Target will deliver to FSLB a written agreement signed by each Shareholder providing that such person will not sell, pledge, transfer, or otherwise dispose of the Target Common Stock held by such person except as contemplated by such written agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the FSLB Common Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder. If the Merger will qualify for pooling-of-interests accounting treatment, the FSLB Common Stock issued to such Shareholders in exchange for the Target Common Stock shall not be transferable until such time as the financial results covering at least 30 days of combined operations of the Sub and Targets have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this Section 7.9.

ARTICLE 8
COVENANTS OF FSLB PRIOR TO CLOSING DATE

    8.1  Approvals of Governmental Bodies.  As promptly as practicable after the date of this Agreement, FSLB will, and will cause each of its related persons to, make all filings required by legal requirements or which FSLB deems appropriate to be made by it to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, FSLB will, and will cause each related person to (i) cooperate with Targets with respect to all filings that Targets are required by legal requirements to make in connection with the contemplated transactions, and (ii) cooperate with Targets in obtaining all consents identified in Section 5.2 of the Target Disclosure Memorandum, provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business.

    8.2  Best Efforts.  Between the date of this Agreement and the Closing Date, FSLB will use its best efforts to cause the conditions in Articles 9 and 10 to be satisfied.

    8.3  Notification.  Between the date of this Agreement and the Closing Date, FSLB will promptly notify each Target and the Shareholders in writing if FSLB becomes aware of any fact or condition that causes or constitutes a breach of any of its or Sub's representations and warranties as of the date of this Agreement, or if such FSLB become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, FSLB will promptly notify each Target and the Shareholders of the occurrence of any breach of any covenant of FSLB or Sub in this Article 8 or of the occurrence of any event that may make the satisfaction of the conditions in Article 10 impossible or unlikely.

    8.4  Access and Investigation.  Between the date of this Agreement and the Closing Date, FSLB will (a) afford Target, the Shareholders and their representatives and advisors reasonable access to FSLB's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Target, the Shareholders and their representatives and advisors with copies of all such contracts, books and records, and other existing documents and data as they may reasonably request, and (c) furnish Target, the Shareholders and their representatives and advisors with such additional financial, operating and other data and information as they may reasonably request.

    8.5  Operation of the Businesses of FSLB.  Except as contemplated in the Agreement between the date of this Agreement and the Closing Date, FSLB will:

      (a) conduct the business of FSLB in the same manner as conducted prior to the date of this Agreement;

      (b) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with suppliers, customers, clients, landlords, creditors, employees, agents and others having business relationships with FSLB.

    8.6  Application as Financial Holding Company.  FSLB will file the requisite application for qualification, and will exercise all reasonable efforts to qualify, as a "financial holding company" under the Bank Holding Company Act.

ARTICLE 9
CONDITIONS PRECEDENT TO FSLB'S OBLIGATION TO CLOSE

    FSLB's obligation to complete the Merger and the transactions contemplated in this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by FSLB, in whole or in part):

    9.1  Accuracy of Representation.

      (a) All of the Shareholders' and Target's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), (i) must have been accurate in all material respects as of the date of this Agreement; and (ii) must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplements to the Target Disclosure Memorandum. Shareholders and Targets shall deliver to FSLB one or more certificates reasonably required by FSLB confirming the foregoing.

      (b) Notwithstanding anything to the contrary in Sections 9.1(a), any changes to the Schedule to the Target Disclosure Memorandum which result from actions taken by Targets as required by the terms of this Agreement or arising in the ordinary course of business and which are not materially adverse to the Targets and their business shall not effect FSLB's obligation to close.

    9.2  Target's Performance.  All of the covenants and obligations that Targets are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

    9.3  Consents.  Each of the consents identified in the Target Disclosure Memorandum as being required to be obtained prior to Closing must have been obtained and must be in full force and effect.

    9.4  Additional Documents.  Each of the following documents must have been delivered by Target:

      (a) from each Shareholder, an executed Sale of Business Restrictive Covenants Agreement as contemplated in Article 13 below; and

      (b) such other documents as FSLB may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article 9, or (ii) otherwise facilitating the consummation or performance of any of the contemplated transactions.

    9.5  No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against FSLB, or against any person affiliated with FSLB, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the contemplated transactions.

    9.6  No Claim Regarding Stock Ownership or Sales Proceeds.  There must not have been made or threatened by any person any claim asserting that such person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in either Target.

    9.7  Material Adverse Change.  There shall not have occurred since the date of this Agreement any material adverse change with respect to the business, financial condition, results of operations or assets of the Targets.

    9.8  No Prohibition.  Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause FSLB or any Person affiliated with FSLB to suffer any material adverse consequence under, (a) any applicable legal requirement or order, or (b) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any governmental body.

    9.9  Financial Holding Company.  FSLB shall have qualified and be approved as a "financial holding company" under the Bank Holding Company Act.

    9.10  Consents.  FSLB shall have received all consents from the Federal Reserve Bank, the Georgia Department of Banking and Finance, the Georgia Department of Insurance and any other governmental body which FSLB reasonably deems appropriate to obtain by it to consummate the contemplated transactions.

ARTICLE 10
CONDITIONS PRECEDENT TO TARGETS' OBLIGATION TO CLOSE

    Targets' obligation to complete the Merger and the transactions contemplated in this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Targets, in whole or in part);

    10.1  Accuracy of Representations.  All of FSLB's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date. FSLB shall provide to Targets and the Shareholders a certificate reasonably required by Targets and the Shareholders confirming the foregoing.

    10.2  FSLB's Performance.  All of the covenants and obligations that FSLB is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

    10.3  Exchange Listing.  Prior to the Closing Date and to the extent required by rules of the National Association of Securities Dealers ("NASD"), FSLB shall list on the Nasdaq National Market the shares of FSLB Common Stock to be issued to the holders of Target Common Stock pursuant to the Merger, and FSLB shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

    10.4  No Prohibition.  Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause FSLB or any Target to suffer materially adverse consequence under, (a) any applicable legal requirement or order, or (b) any legal requirement or order that has been published, introduced or otherwise proposed by or before any governmental body.

    10.5  Other Deliveries.  At the Closing Date, FSLB shall receive a written opinion of counsel from Miller & Martin LLP, in form reasonably satisfactory to FSLB (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code, (ii) the exchange in the Merger of Target Common Stock for FSLB Common Stock will not give rise to gain or loss to the Shareholders of Target with respect to such exchange (except to the extent of any cash received), and (iii) none of Targets Sub or FSLB will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of the Shareholders and of officers of Targets and FSLB reasonably satisfactory in form and substance to such counsel.

    10.6  Registration Rights Agreement.  On the Closing Date, the parties shall enter into a Registration Rights Agreement with respect to the registration of the shares of FSLB Common Stock to be issued in connection with the transactions contemplated in the Agreement in the form set forth in Exhibit 2 hereto.

    10.7  Additional Documents.  FSLB and Sub shall deliver such other documents as Target or the Shareholders may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Article 10, or (ii) otherwise facilitating the consummation or performance of any of the contemplated transactions.

    10.8  Material Adverse Change.  There shall not have occurred since the date of this Agreement any material adverse change with respect to the business, financial condition, results of operations or assets of FSLB or Sub.

    10.9  Employment Agreements.  At the Closing, each Shareholder is entering into an Employment Agreement in the form attached hereto as Exhibit 3. Such provisions and covenants are included in the Employment Agreements as a condition of and as part of the consideration for the transactions contemplated in this Agreement.

    10.10  Lease Agreements.  At the Closing, the Surviving Corporation, as tenant, and the Shareholders (as applicable), as landlord, shall enter into and deliver to the Shareholders Lease Agreements (the "Leases") for the Operating Properties in the form attached hereto as Exhibits 4 and 5. In addition, to secure the Surviving Corporation's performance of its obligations under the Leases, FSLB shall execute and deliver to the Shareholders the Guaranties in the form attached hereto as Exhibits 6 and 7.

ARTICLE 11
POST CLOSING COVENANTS

    11.1  Tax Returns.  The Surviving Corporation shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Targets for all periods ending on or after the Closing Date. The Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Targets for all periods ending prior to the Closing Date. With respect to W&M, for tax periods ending on or prior to the Closing Date, to the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on Shareholders' Tax Returns in a manner for such periods. The Shareholders shall reimburse the Surviving Corporation for Taxes of the Targets with respect to periods ending on the Closing Date within 15 days after payment by Surviving Corporation of such Taxes unless such Taxes were taken into account and provided for on the Closing Balance Sheet.

    11.2  Employee Bonus Plan.  The Surviving Corporation shall develop and implement a bonus plan in the amount of $100,000 to be distributed to the former employees of Targets (excluding the

Shareholders) in recognition of services to be provided by them to the Surviving Corporation as selected and in such amounts as determined by the Shareholders in their sole discretion as President and Chief Executive Officer of the Surviving Corporation.

ARTICLE 12
TERMINATION

    12.1  Termination Events.  This Agreement, may, by notice given prior to or at the Closing, be terminated:

      (a) by either FSLB or Targets if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

      (b) (i) by FSLB if any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of FSLB to comply with its obligations under this Agreement) and FSLB has not waived such condition on or before the Closing Date; or (ii) by Targets, if any of the conditions in Section 10 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Targets to comply with their obligations under this Agreement) and Targets have not waived such condition on or before the Closing Date;

      (c) by mutual consent of FSLB and Targets; or

      (d) by either FSLB or Targets if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2000 or such later date as the parties may agree upon.

    12.2  Effect of Termination.  Each party's right of termination under Section 12 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12, all further obligations of the parties under this Agreement will terminate.

ARTICLE 13
SHAREHOLDER COMMITMENTS

    13.1  Shareholder Covenants.  The Shareholders acknowledge and agree that they will receive a direct benefit from the consummation of the transactions contemplated in this Agreement. As consideration for FSLB to enter into this Agreement and to consummate the transactions contemplated herein, each Shareholder shall enter into with FSLB and Sub a Sale of Business Restrictive Covenants Agreement in substantially the form attached as Exhibit 8.

    13.2  Use of Corporate Name.  The Shareholders acknowledge and agree that the goodwill associated with the Williamson and Musselwhite names will be a valuable asset for the Surviving Corporation, for which the Shareholders will receive a direct benefit hereunder. The Shareholders agree that they will not form a business engaged in the insurance brokerage industry which incorporates either or both names, and they will not provide services to a third party business engaged in the insurance brokerage industry which incorporates either or both names for the duration of their employment and for a period of time (if any) thereafter equal to the lesser of (a) four years after the Closing Date; or (b) two years after termination of their employment pursuant to the Employment Agreements referenced in Section 10.9 above.

ARTICLE 14
INDEMNIFICATION

    14.1  Agreement of Shareholders to Indemnify.  Subject to the terms and conditions of this Article 14:

      (a) each of the Shareholders agrees, jointly and severally, except as contemplated in subsection (b) below, to indemnify, defend, and hold harmless FSLB, Sub and each of their Affiliates, officers, directors, employees, agents and representatives (collectively, the "FSLB Indemnitees") from, against, for and in respect of any and all Losses (excluding those covered by Section 14.1(b) below) asserted against, or paid, suffered or incurred by, a FSLB Indemnitee and resulting from, based upon, or arising out of:

         (i) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Shareholder or Target contained in this Agreement or in any certificate, or the Target Disclosure Memorandum, furnished by FSLB in connection herewith; or

        (ii) a breach of or failure to perform any covenant or agreement of a Shareholder or Target made in this Agreement.

      (b) each Shareholder agrees, severally and not jointly, to defend and indemnify FSLB and FSLB Indemnitees from and against any and all Losses asserted against, or paid, suffered or incurred by, a FSLB Indemnitee and resulting from, based upon, or arising out of (i) intentional fraudulent conduct, intentional misrepresentation or other willful misconduct by such Shareholder, and (ii) any failure of such Shareholder to have good, valid and marketable title to any issued and outstanding shares of Target Common Stock held (or asserted to have been held) by such Shareholder, free and clear of all liens, claims and encumbrances, or to have the full right, capacity and authority to enter into this Agreement and to vote such person's shares of Target Common Stock in favor of the Merger and any other transaction contemplated by this Agreement.

    14.2  Agreement of FSLB to Indemnify.  Subject to the terms and conditions of this Article 14, FSLB agrees to indemnify, defend, and hold harmless Target, the Shareholders and each of their Affiliates, officers, directors, employees, agents and representatives (collectively, the "Target Indemnitees") from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, Target Indemnitee and resulting from, based upon, or arising out of:

      (a) (i) the inaccuracy, untruth, incompleteness or breach of any representation or warranty of FSLB contained in this Agreement or in any certificate furnished by FSLB in connection herewith; or

        (ii) a breach of or failure to perform any covenant or agreement of FSLB made in this Agreement; or

      (b) intentional fraudulent conduct, intentional misrepresentation or other willful misconduct by FSLB or Sub.

    14.3  Procedures for Indemnification.

      (a) An Indemnification Claim shall be made by a FSLB Indemnitee or Target Indemnitee, as the case may be, by delivery of a written notice to FSLB or the Shareholder(s) requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

      (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 14.4 shall be observed by the Indemnitee and FSLB or the Shareholders Representative.

      (c) If the Indemnification Claim involves a matter other than a Third Party Claim, FSLB or the Shareholder(s) shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by FSLB or by the Shareholder(s) and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by FSLB or the Shareholder(s) and the dispute is not resolved by such Indemnitee and FSLB or the Shareholder(s) within 15 days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 14.10.

      (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between FSLB or the Shareholder(s) and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitor shall pay the amount of such Indemnification Claim within ten days of the date such amount is determined. If the Indemnitors responsible for payment of such Indemnification Claim are the Shareholders, such payment shall be made by either (i) the pro rata return of FSLB Common Stock acquired in the Merger by the Shareholder(s), valued at the then-current market price or (ii) in cash. To the extent that the number of shares of FSLB Common Stock to be delivered by a Shareholder is not a round number, such Shareholder shall deliver to FSLB a number of shares equal to the next highest round number and FSLB shall return to such Shareholder a cash payment in respect of such fractional share. The Shareholders agree to take any and all actions necessary or appropriate to effect the return of the shares.

      (e) FSLB and the Shareholders will not have any obligation to indemnify the Target Indemnitees and the FSLB Indemnitees, respectively, from and against any Losses otherwise subject to indemnification under Sections 14.1(a) or 14.2(a) until the indemnified party has incurred Losses equal to a $50,000 aggregate threshold (the "Basket") (at which point the Shareholders and FSLB will be obligated to indemnify the indemnified party from and against all such Losses relating back to the first dollar). The Basket shall not apply to the items described in Section 5.9.

    14.4  Third Party Claims.  The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

      (a) The Indemnitee shall give FSLB or the Shareholder(s), as applicable, written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and FSLB or the Shareholder(s) (on behalf of the Indemnitors) may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify FSLB or the Shareholder(s) of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent FSLB or the Shareholder(s) demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by FSLB or the Shareholder(s) shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, FSLB or the Shareholder(s) fails or refuses to undertake the defense of such Third Party Claim within ten days after written notice of such claim has been given to FSLB or the Shareholder(s) by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 14.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

      (b) Notwithstanding the foregoing, if the Indemnitee seeking indemnification hereunder is FSLB or Sub and if in the reasonable opinion of such Indemnitee any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of such Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Shareholder(s), and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitor hereunder. If the Indemnitee shall elect to exercise such right, the Shareholder(s) shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

      (c) No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this Article 14 shall be made without the prior written consent by or on behalf of FSLB or the Shareholder(s), as applicable, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where FSLB or the Shareholder(s) has not responded within five business days of notice of a proposed settlement. If FSLB or the Shareholder(s) assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by FSLB or the Shareholder(s) without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

      (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

    14.5  Non-Exclusivity of Indemnification as a Remedy.  The indemnification rights provided for herein shall be in addition to, and not in lieu of, any other rights which either party may have at law or in equity.

    14.6  Survival.  All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

    14.7  Time Limitations.  The Indemnitor will have no liability to the Indemnitee under or in connection with a breach of any of the representations, warranties, covenants or agreements made or to be performed by the Indemnitor contained in this Agreement (except as otherwise stated below) unless written notice asserting an Indemnification Claim based thereon is given to the Shareholder(s) with one (1) year after the Effective Time with respect to claims under Sections 14.1(a) or 14.2(a) hereof. Furthermore, Indemnitor will have no liability to the Indemnitee with respect to claims under Sections 14.1(b) or 14.2(b) hereof unless written notice is given to FSLB or the Shareholder(s) prior to the ninetieth (90th) day after the date upon which liability to which any such claim may relate is barred by all applicable statutes of limitations.

    14.8  Tax Effect and Insurance.  The liability of the Indemnitor with respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitee as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitor of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based. Any dispute as to the amount of such tax benefit or detriment shall be resolved by arbitration as provided in Section 14.10 of this Agreement.

    14.9  Subrogation.  Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

    14.10  Arbitration.  All disputes arising under this Article 14 (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Shareholder(s) and FSLB in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Atlanta, Georgia as may be specified by the arbitrator (or any place agreed to by the Shareholder(s), FSLB and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 14; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Shareholder(s) or FSLB in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitors as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

ARTICLE 15
MISCELLANEOUS

    15.1  Definitions.

      (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

      "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

      "Agency Agreement" a Contract, other than a Brokerage Agreement, whereby an insurance company appoints a Target as an agent to sell its products, or any contract by which any Target is paid any commission, fee or income, contingent or otherwise.

      "Agreement" shall mean this Agreement and Plan of Merger.

      "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

      "Brokerage Agreement"  any Contract whereby an insurance company, or any other organization representing or acting on behalf of an insurance company appoints a Target as a broker to sell its products.

      "Certificate of Merger" shall mean the Certificate of Merger to be executed by FSLB and Targets and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.2.

      "Closing Date" shall mean the date on which the Closing occurs.

      "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

      "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

      "Conversion Price" means $11.50 per share.

      "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, A Target Material Adverse Effect or a FSLB Material Adverse Effect, as applicable.

      "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.  ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

      "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Expirations" the information contained in the records of the Targets pertaining to insurance clients for whom any Target obtains or renews insurance policies (including names and, to the extent available, addresses and policy expiration dates) and the records, files, accounts, contract rights, general intangibles, information and documents relating to such insurance policies (including, but not limited to, all computer software, information or data stored in any electromagnetic medium or otherwise) except to the extent limited under applicable Agency Agreements and Brokerage Agreements.

      "FSLB Common Stock" shall mean the $0.01 par value common stock of FSLB.

      "FSLB Entities" shall mean, collectively, FSLB and all FSLB Subsidiaries.

      "FSLB Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules) of FSLB as of December 31, 1998 and as of December 31, 1999, and the related statements of operations, changes in Shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, as filed by FSLB in SEC Documents filed prior to the date hereof, and (ii) the consolidated balance sheets of FSLB (including related notes and schedules) and related statements of income changes in Shareholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1999.

      "FSLB Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of FSLB and its Subsidiaries, taken as a whole, or (ii) the ability of FSLB to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

      "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

      "GBCC" shall mean the Georgia Business Corporation Code.

      "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

      "Indemnification Claim" shall mean a claim for indemnification under Article 14.

      "Indemnitee" shall mean the party seeking indemnification under Article 14.

      "Indemnitor" shall mean the party against whom indemnification is sought under Article 14.

      "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software

  (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

      "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

      "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

      "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

      "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

      "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

      "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

      "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

      "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

      "Party" shall mean either the Shareholders, Targets, Sub or FSLB, and "Parties" shall mean the Shareholders, Targets, Sub and FSLB.

      "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

      "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

      "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

      "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

      "SEC" shall mean the Securities and Exchange Commission.

      "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Securities Laws" shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

      "Sub Common Stock" shall mean the $0.01 par value common stock of Sub.

      "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

      "Surviving Corporation" shall mean Sub as the surviving corporation resulting from the Merger.

      "Target Common Stock" shall mean, as appropriate, the $100.00 par value common stock of Williamson and/or the $1.00 par value common stock of W&M.

      "Target Disclosure Memorandum" shall mean the written information entitled "Williamson and W&M Disclosure Memorandum" delivered prior to the date of this Agreement to FSLB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

      "Target Financial Statements" shall mean the unaudited balance sheets of Williamson and W&M as of August 31, 2000 and the statement of income of Targets for the period January 1, 2000 through August 31, 2000 prepared on a modified cash basis in accordance with general industry standards.

      "Target Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Targets, or (ii) the ability of Targets or the Shareholders to perform their respective obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

      "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

      "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

      "Third Party Claim" shall mean any Litigation (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a Person other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

      "Transaction Documents" shall mean each of the agreements contemplated by this Agreement or necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Escrow Agreement, the Registration Rights Agreement and the Noncompetition Agreements.

        (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

    15.2  Expenses.  Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

    15.3  Shareholder Release.  By signing this Agreement each Shareholder hereby releases, remises, and forever discharges Targets and their Representatives, Affiliates, and insurers, and their respective successors and assigns, and each of them of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation of law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Effective Time (the "Released Claims"). Each Shareholder represents and warrants that no Released Claim released herein has been assigned, expressly implied, or by operation of Law, and that all Released Claims of such Shareholder released herein are owned by such Shareholder, who has the sole authority to release them. Each Shareholder agrees that such holder shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative, or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.

    15.4  Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

    15.5  Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties.

    15.6  Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

    15.7  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Targets and/or Shareholders:	Williamson Insurance Agency, Inc. 216 South Broad Street Monroe, Georgia 30655 Attn: H. Brewster Williamson, III
Williamson & Musselwhite Insurance Agency, Inc. 106 Broad Street Loganville, Georgia 30057 Attn: Billy D. Musselwhite
with a copy to:	Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308-2216 Facsimile: 404/962-6658 Attn: Thomas O. Powell, Esquire

FSLB:	First Sterling Banks, Inc. 676 Chastain Road Kennesaw, Georgia 30144 Facsimile: 70/442-9855 Attn: Edward C. Milligan, President & CEO
with a copy to:	Miller & Martin, LLP 1275 Peachtree Street, N.E., Seventh Floor Atlanta, Georgia 30309 Facsimile: 404/962-6300 Attn: Bruce C. McCall, Esquire

    15.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

    15.9  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    15.10  Captions; Articles and Sections.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

    15.11  Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

    15.12  Enforcement of Agreement.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    15.13  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    IN WITNESS WHEREOF, each of the Shareholders has executed this Agreement under seal and each of the other Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST STERLING BANKS, INC.
By:	/s/

Name:	Edward C. Milligan
Title:	President
WILLIAMSON/MUSSELWHITE ACQUISITION CORP.
By:	/s/

Name:	Edward C. Milligan
Title:	President
WILLIAMSON INSURANCE AGENCY, INC.
By:	/s/

Name:	Hugh B. Williamson, III
Title:	President
WILLIAMSON & MUSSELWHITE INSURANCE AGENCY, INC.
By:	/s/

Name:	Billy D. Musselwhite
Title:	President
By:	/s/

H. Brewster Williamson, III
By:	/s/

Billy D. Musselwhite

LIST OF SCHEDULES/EXHIBITS

Schedule/Exhibit Number	Description
1	Share Allocations
2	Registration Rights Agreement
3	Form Employment Agreement
4	Lease Agreement—Monroe Office
5	Lease Agreement—Loganville Office
6	FSLB Guaranty—Monroe Office
7	FSLB Guaranty—Loganville Office
8	Restrictive Covenant Agreement

SCHEDULE I

Shareholder	Number of Shares
H. Brewster Williamson, III	311,445
Billy D. Musselwhite	68,120

AMENDMENT NO. 1
TO THE AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment") is made as of December  , 2000 (the "Effective Date"), by and among FIRST STERLING BANKS, INC. ("FSLB"), a Georgia corporation; WILLIAMSON/MUSSELWHITE ACQUISITION CORP. ("Sub"), a Georgia corporation; WILLIAMSON INSURANCE AGENCY, INC. ("Williamson"), a Georgia corporation; WILLIAMSON & MUSSELWHITE INSURANCE AGENCY, INC. ("W&M"), a Georgia corporation, (Williamson and W&M are each a "Target" and collectively the "Targets"); H. Brewster Williamson, III; and Billy D. Musselwhite (each a "Shareholder" and collectively the "Shareholders").

    1.  As of the Effective Date, Section 1.1 of the Agreement is modified by the replacement of the first sentence with the following:

    "Subject to the terms and conditions of this Agreement at the Effective Time, Sub shall be merged with and into Williamson (with Williamson being the surviving corporation), followed immediately by the merger of W&M with and into Williamson, in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (collectively, the "Merger").

    2.  Schedule I to the Agreement is deleted and replaced with the Schedule I attached hereto.

    3.  Except as set forth above, the terms and conditions of the Agreement remain unchanged.

AGREED AND ACCEPTED: FIRST STERLING BANKS, INC.
By:	/s/

Name:	Edward C. Milligan
Title:	President and C.E.O.
WILLIAMSON & MUSSELWHITE ACQUISITION CORP.
By:	/s/

Name:	Edward C. Milligan
Title:	President
WILLIAMSON INSURANCE AGENCY, INC.
By:	/s/

Name:	H. Brewster Williamson, III
Title:	President

WILLIAMSON & MUSSELWHITE INSURANCE AGENCY, INC.
By:	/s/

Name:	Billy D. Musselwhite
Title:	President
By:	/s/

H. Brewster Williamson, III
By:	/s/

Billy D. Musselwhite

SCHEDULE I

Shareholder	Number of Shares
H. Brewster Williamson, III	301,445
Billy D. Musselwhite	68,120

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AGREEMENT AND PLAN OF MERGER BY AND AMONG FIRST STERLING BANKS, INC., WILLIAMSON/MUSSELWHITE ACQUISITION CORP., WILLIAMSON INSURANCE AGENCY, INC., WILLIAMSON & MUSSELWHITE INSURANCE AGENCY, INC., H. BREWSTER WILLIAMSON, III, AND BILLY D. MUSSELWHITE Dated as of SEPTEMBER 26, 2000
THIS AGREEMENT AND PLAN OF MERGER
Preamble
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER
ARTICLE 2 TERMS OF MERGER
ARTICLE 3 MANNER OF CONVERTING SHARES
ARTICLE 4 EXCHANGE OF SHARES
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF TARGETS AND THE SHAREHOLDERS
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF FSLB AND SUB
ARTICLE 7 COVENANTS OF TARGETS PRIOR TO CLOSING DATE
ARTICLE 8 COVENANTS OF FSLB PRIOR TO CLOSING DATE
ARTICLE 9 CONDITIONS PRECEDENT TO FSLB'S OBLIGATION TO CLOSE
ARTICLE 10 CONDITIONS PRECEDENT TO TARGETS' OBLIGATION TO CLOSE
ARTICLE 11 POST CLOSING COVENANTS
ARTICLE 12 TERMINATION
ARTICLE 13 SHAREHOLDER COMMITMENTS
ARTICLE 14 INDEMNIFICATION
ARTICLE 15 MISCELLANEOUS
LIST OF SCHEDULES/EXHIBITS
SCHEDULE I
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
SCHEDULE I